FOR IMMEDIATE RELEASE

Contacts:
Avalon Pharmaceuticals, Inc.	Dorland Global Public Relations

C. Eric Winzer Kate Gormley (Media)

Executive Vice President & Chief Financial Officer	Tel: (215) 928-2720 kgormley@dorland.com

Tel: (301) 556-9900 Fax: (301) 556-9910 Email: info@avalonrx.com	The Trout Group Chad Rubin (Investors)

Tel: (646) 378-2947

Avalon Pharmaceuticals Appoints Philip Frost, M.D., Ph.D., to Its Board of Directors

Germantown, MD, March 17, 2008 — Avalon Pharmaceuticals, Inc. (Nasdaq: AVRX), today announced the appointment of Philip Frost, M.D., Ph.D., to its Board of Directors effective March 14, 2008. The addition of Dr. Frost brings the Avalon Board to eight members.

“We are pleased to have Dr. Frost join the Avalon Board,” stated Kenneth C. Carter, Ph.D., President and CEO of Avalon Pharmaceuticals. “His expertise will be a tremendous asset to Avalon as we work toward advancing our pipeline and ultimately commercializing our oncology products.”

“I am very excited to join the Board of Avalon Pharmaceuticals,” stated Dr. Frost. “The Company’s unique approach to drug discovery and development, and strong oncology pipeline make for a bright future ahead.”

About Dr. Frost
Dr. Philip Frost is currently the President of Calesca Pharmaceuticals. Prior to Calesca, Dr. Frost was Executive Vice President and Chief Scientific Officer at ImClone Systems, Inc. from 2005 to 2007 where he oversaw the company’s research, clinical and regulatory departments. He also served as Interim Chief Executive Officer at ImClone in 2006. Prior to ImClone Systems, Dr. Frost served as Vice President of Oncology and Co-Director of the Oncology Therapeutic Area Leadership Team at Wyeth where he was responsible for the development of various oncology compounds. Dr. Frost has also held the positions of Adjunct Professor of Cell Biology and Adjunct Professor of Medicine at The University of Texas M.D. Anderson Cancer Center since 1992. Dr. Frost has also held other academic positions at the University of Texas and University of California, Irvine. He is currently a member of the Board of Directors of Innovive Pharmaceuticals. Dr. Frost earned his Medical Degree at State University of New York at Buffalo and his Ph.D. at the Clinical Research Center in London, England.

About Avalon Pharmaceuticals
Avalon is a biopharmaceutical company focused on the discovery, development and commercialization of first-in-class cancer therapeutics. Avalon’s lead product candidate, AVN944, an IMPDH inhibitor, is in Phase II clinical development. Avalon also has preclinical programs to develop inhibitors of the Beta-catenin and Aurora/Centrosome pathways, discovery programs for inhibitors of the Survivin and Myc pathways and partnerships with Merck, MedImmune, ChemDiv, Medarex, and Novartis. AvalonRx® is the company’s proprietary platform which is based on large-scale biomarker identification and monitoring, used to discover and develop therapeutics for pathways that have historically been characterized as “undruggable.”  Avalon is headquartered in Germantown, MD.

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